                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.  )*

                            CERION TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  156916-10-8
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this / / statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 4 Pages

SEC 1745 (10-85)

CUSIP NO.                     13G                      PAGE 2 OF 4 PAGES

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                        Cerion Holdings Inc.

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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
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  3   SEC USE ONLY
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  4   CITIZENSHIP OR PLACE OF ORGANIZATION                                     Delaware


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      NUMBER OF      5     SOLE VOTING POWER                                   2,599,000
       SHARES
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER                                 0
        EACH
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER                              2,599,000
        WITH
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER                            0
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             2,599,000

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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                          37.04%

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 12   TYPE OF REPORTING PERSON*                                                CO

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

                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                   Page 3 of 4 Pages

Item 1:     (a)    Name of Issuer:

                     CERION TECHNOLOGIES INC.

            (b)    Address of Issuer's Principal Executive Offices:

                     Mr. Richard Clark
                     Vice President - Finance and Treasurer
                     Cerion Technologies Inc.
                     1401 Interstate Drive
                     Champaign, IL 68121-1090

Item 2:     (a)    Name of Person Filing:

                     Cerion Holdings Inc., a wholly-owned direct subsidiary of Nashua Corporation

            (b)    Address of Principal Business Office or, if none, Residence:

                     44 Franklin Street
                     Nashua, NH 03060

            (c)    Citizenship:

                     Delaware

            (d)    Title of Class of Securities:

                     Common Stock

            (e)    CUSIP Number:

                     156916-10-8

Item 3: If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(h), check whether the person filing is a:

                     Inapplicable



SCHEDULE 13G                                                   Page 4 of 4 Pages

Item 4:     (a)    Amount Beneficially Owned: 2,599,000 shares

            (b)    Percent of Class: 37.04%

            (c)    Number of shares as to which such person has:
                   (i)   sole power to vote or to direct the vote: 2,599,000
                   (ii)  shared power to vote or to direct the vote: 0
                   (iii) sole power to dispose or to direct the disposition of: 2,599,000
                   (iv)  shared power to dispose or to direct the disposition of: 0

Item 5:            Ownership of Five Percent or Less of a Class:

                     Inapplicable

Item 6:            Ownership of More than Five Percent on Behalf of Another Person:

                     Inapplicable

Item 7:            Identification and Classification of the Subsidiary Which Acquired
                   the Security Being Reported on By the Parent Holding Company:

                     Inapplicable

Item 8:            Identification and Classification of Members of the Group:

                     Inapplicable

Item 9:            Notice of Dissolution of Group:

                     Inapplicable

Item 10:           Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 1997


CERION HOLDINGS INC.


/s/ Daniel M. Junius
-----------------------------------
Daniel M. Junius
Treasurer